Exhibit 10bw

ASSET PURCHASE AGREEMENT
by and between
WILLIAMS ADVANCED MATERIALS INC.
and
TECHNI-MET, INC.
Dated as of December 20, 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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TABLE OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Balance Sheet
Exhibit C	Bill of Sale
Exhibit D	Assumption Agreement
Exhibit E	Non-Competition Agreement
Exhibit F	Trademark Assignment
Exhibit G	Domain Name Assignment
Exhibit H	Patent Assignment
Exhibit I	Employment Agreement
Exhibit J	Guaranty

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ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of this 20th day of December, 2007, is by and between Williams Advanced Materials Inc., a New York corporation (the “Purchaser”), and Techni-Met, Inc., a Connecticut corporation (the “Seller”).
RECITALS
          A. The Seller is engaged in the business of manufacturing precision coated materials, including the vacuum deposition of inorganic materials onto flexible polymeric films (the “Business”);
          B. J&M Equipment Leasing, LLC, a Connecticut limited liability company (“J&M Equipment”), has entered into a Purchase and Sale Agreement dated as of the date of this Agreement (the “J&M Equipment Agreement”) pursuant to which J&M Equipment will sell to the Seller the equipment currently leased by J&M Equipment to the Seller, as more particularly described below;
          C. The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of its right, title and interest in and to the Purchased Assets (as hereinafter defined);
          D. The Seller desires to transfer to the Purchaser, and the Purchaser desires to accept and assume from the Seller, the Assumed Liabilities (as hereinafter defined); and
          NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1: DEFINITIONS
          “Acquisition Proposal” has the meaning set forth in Section 8.6.
          “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.
          “Ancillary Agreements” means the Escrow Agreement, the Bill of Sale, the Assumption Agreement, the Non-Competition Agreement, the Leases and each agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.
          “Agreed Accounting Principles” has the meaning set forth in Section 4.3(b).
          “Agreement” has the meaning set forth in the preamble.

          “Arbitration Firm” means KPMG, or if such firm is unable to or unwilling to act in such capacity, the Arbitration Firm will be such other firm selected by an agreement of the Purchaser and the Seller.
          “Assumed Contracts” has the meaning set forth in Section 2.1(g).
          “Assumed Liabilities” has the meaning set forth in Section 3.1.
          “Assumption Agreement” has the meaning set forth in Section 5.2(c).
          “Balance Sheet” has the meaning set forth in Section 3.1(a).
          “Book Value Precious Metal Inventory” means the book value of the Seller’s Precious Metal inventory used to calculate the Estimated NWC.
          “Brush” means Brush Engineered Materials, Inc., an Ohio corporation.
          “Business” has the meaning set forth in the Recitals.
          “Claims Notice” has the meaning set forth in Section 11.2(a).
          “Closing” has the meaning set forth in Section 5.1.
          “Closing Date” has the meaning set forth in Section 5.1.
          “Closing FMV Precious Metal Inventory” has the meaning set forth in Section 4.4(a).
          “Closing Purchase Price” has the meaning set forth in Section 4.2.
          “Closing Working Capital” has the meaning set forth in Section 4.4(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Confidentiality Agreement” means that certain Confidentiality Agreement dated August 14, 2006 between Brush and the Seller.
          “Consents” has the meaning set forth in Section 8.4(a).
          “Contract” has the meaning set forth in Section 6.15.
          “Controlled Group” has the meaning set forth in Section 6.13(a).
          “Deductible” has the meaning set forth in Section 11.3(b).
          “Employee Benefit Plans” has the meaning set forth in Section 6.13(a).
          “Employment Agreements” has the meaning set forth in Section 5.2(m).

          “Environment” means soil, surface water, groundwater, air, land, stream sediments and surface or subsurface strata.
          “Environmental Condition” means (a) any condition of the Environment with respect to the Leased Real Property arising, existing or occurring prior to the Closing Date, (b) with respect to any real property previously owned, leased or operated by the Seller in connection with the Business to the extent such condition existed or occurred at the time of such ownership, lease or operations, or (c) with respect to any other Real Property at which any Hazardous Material generated by the operation of the Business prior to the Closing Date has been treated, stored or disposed of, which, in the case of any of (a), (b) or (c), violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release or Threat of Release.
          “Environmental Law” means any Law or common law relating to health and safety or protection of the Environment, Releases of Hazardous Materials or injury to persons relating to Releases of Hazardous Materials, as the same exists as of the Closing Date.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Purchaser, the Seller, and JPMorgan Chase Bank (the “Escrow Agent”), in substantially the form attached hereto as Exhibit A.
          “Escrow Amount” means $9,000,000.
          “Estimated FMV Precious Metal Inventory” has the meaning set forth in Section 4.3(c).
          “Estimated NWC” has the meaning set forth in Section 4.3(b).
          “Estimated NWC Adjustment” has the meaning set forth in Section 4.3(b).
          “Estimated NWC Statement” has the meaning set forth in Section 4.3(b).
          “Excluded Representations” means the representations and warranties contained in Sections 6.1 (Existence and Good Standing), 6.2 (Power), 6.3 (Enforceability), the second sentence of Section 6.6(b) (Real Property), the second sentence of Section 6.7 (Personal Property), the first sentence of Section 6.17(b) (Intellectual Property), 6.20 (Taxes) and 6.25 (Brokers).
          “Expiration Date” has the meaning set forth in Section 11.3(a).
          “Fair Market Value”, with respect to any Precious Metal, means the bank spot price therefor as quoted by Scotia Bank for the time of Closing.
          “Final Purchase Price” means an amount equal to the Closing Purchase Price as adjusted to reflect the differences, if any, between (a) Estimated NWC and Closing Working Capital and (b) Closing FMV Precious Metal Inventory and Estimated FMV Precious Metal

Inventory, and as further adjusted in accordance with Section 8.5(b). For clarification purposes, in calculating the Final Purchase Price, in addition to any adjustments required pursuant to Section 8.5(b), the Closing Purchase Price shall be (x) increased dollar for dollar to the extent (1) Closing Working Capital exceeds the Estimated NWC and (2) Closing FMV Precious Metal Inventory exceeds Estimated FMV Precious Metal Inventory and (y) decreased dollar for dollar to the extent (1) the Estimated NWC exceeds Closing Working Capital and (2) Estimated FMV Precious Metal Inventory exceeds Closing FMV Precious Metal Inventory.
          “Financial Statements” has the meaning set forth in Section 6.18(a).
          “GAAP” means U.S. generally accepted accounting principles as they exist as of the date of this Agreement.
          “Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
          “Gross Purchase Price” has the meaning set forth in Section 4.1.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term “Guarantee” used as verb has a correlative meaning.
          “Hazardous Material” means any pollutant, toxic substance (including friable asbestos), hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and any other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under, any Environmental Law.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” of any Person means: either (a) any liability of any Person other than an account payable (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) under interest rate swap, hedging or similar agreements, or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, and (B) any and all amounts owed by the Seller to any of its Affiliates.
          “Indemnified Party” has the meaning set forth in Section 11.2(a).
          “Indemnifying Party” has the meaning set forth in Section 11.2(a).
          “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form. The foregoing notwithstanding, the Seller’s Information Systems do not include any wiring contained within or appended to the walls of any building located on the Leased Real Property.
          “Intellectual Property” means any and all patents and patent applications; trademarks, trade names, fictitious business names, service marks, certification marks, collective marks, Internet domain names and uniform resource locators, and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services and the goodwill associated with the foregoing; inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, trade secrets and all information and materials that would constitute a trade secret under applicable law; copyrights, copyrightable works, mask work rights and rights in databases, data collections and software; all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; all registrations and applications for registration of the foregoing; and any provisionals, renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of the foregoing.
          “Interim Financial Statements” has the meaning set forth in Section 6.18(a).
          “Inventory Excess” has the meaning set forth in Section 4.3(c).
          “Inventory Shortfall” has the meaning set forth in Section 4.3(c).
          “IRS” means the Internal Revenue Service.
          “J&M Equipment” has the meaning set forth in the Recitals.
          “J&M Equipment Agreement” has the meaning set forth in the Recitals.
          “Key Employees” has the meaning set forth in Section 5.2(m).

          “Knowledge of the Seller” means the actual knowledge of any of Jerome M. Scharr, Michael J. Scharr, Jeffrey Bouchard or Robert Newton, in each case after due inquiry.
          “Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.
          “Leased Real Property” means the Real Property located at 300 Lamberton Road, Windsor, Connecticut (the “Windsor Property”) and Building 30, 30 East Newbury Road, Bloomfield, Connecticut (the “Bloomfield Property”).
          “Leases” has the meaning set forth in Section 5.2(l).
          “Liability Claim” has the meaning set forth in Section 11.2(a).
          “Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge or defect in title.
          “Litigation Conditions” has the meaning set forth in Section 11.2(b).
          “Losses” has the meaning set forth in Section 11.1(a).
          “Material Adverse Effect” means any change or effect having a material adverse effect on the Seller, the Business, the Purchased Assets or the liabilities, results of operations, condition (financial or otherwise), prospects or employee or customer relations of the Seller; provided, however, that no adverse change, effect, event, occurrence, state of facts or development (a) attributable to either conditions affecting the industries as a whole in which the Seller participates or the United States’ economy as a whole, in each case except to the extent none of the Seller, the Business or the Purchased Assets are disproportionately affected by such change, effect, event, occurrence, state of facts or development or (b) arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement shall be taken into account in determining whether there has been, or will be, a Material Adverse Effect.
          “Material Customers” has the meaning set forth in Section 6.21(a).
          “Material Suppliers” has the meaning set forth in Section 6.21(b).
          “Net Working Capital” means the amount by which (a) the cash, receivables, inventory and other current assets of the Seller included in the Purchased Assets exceeds (b) the trade payables, customer deposits and accrued expenses of the Seller included in the Assumed Liabilities.
          “Non-Competition Agreement” has the meaning set forth in Section 5.2(d).
          “Objection Notice” has the meaning set forth in Section 4.4(b).
          “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

          “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business as conducted by the Seller consistent with past custom and practice (including with respect to quantity and frequency), provided, however, that any course of action taken by the Seller between the execution of this Agreement and the completion of the Closing which is required by or expressly contemplated by this Agreement shall not be deemed to be out of the Ordinary Course of Business.
          “Permit” means any permit, license, registration, approval, consent, or authorization issued by a Governmental Authority.
          “Permitted Liens” (a) Liens for current Taxes that are not due and payable as of the Closing Date, and (b) those matters described in Schedule 1.1.
          “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, Governmental Authority or other entity.
          “Personal Property Taxes” means personal property Taxes and ad valorem Taxes with respect to the Purchased Assets.
          “Precious Metal” means gold, palladium, platinum or silver.
          “Proceeding” means any complaint, action, lawsuit, hearing, investigation, charge, audit, claim or demand.
          “Purchased Assets” has the meaning set forth in Section 2.1.
          “Purchased Intellectual Property” has the meaning set forth in Section 2.1(f).
          “Purchase Price” has the meaning set forth in Section 4.1.
          “Purchaser” has the meaning set forth in the preamble.
          “Real Property” means any and all of the Seller’s real property and interests in real property, including the Leased Real Property and any other subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied, or used by the Seller in connection with the Business.
          “Real Property Taxes” means real property Taxes, ad valorem Taxes, general assessments and special assessments with respect to the Leased Real Property.
          “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.
          “Retained Assets” has the meaning set forth in Section 2.2.

          “Retained Liabilities” has the meaning set forth in Section 3.2.
          “Returns” means any report, return, declaration or other information (including any related schedules or statements) required to be filed or supplied to a Taxing Authority.
          “Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Seller relating to the process of selling the Purchased Assets whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax and investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Seller as a result of the transactions contemplated by this Agreement and unpaid by the Seller as of the Closing Date and (c) severance obligations owed by the Seller to employees, agents and consultants of and to the Seller triggered prior to or as a result of the transactions contemplated by this Agreement, including with respect to clauses (b) and (c) the employer portion of any payroll Taxes.
          “Seller” has the meaning set forth in the preamble.
          “Seller Basis of Accounting” means the income tax basis of accounting as consistently applied by the Seller in the preparation of the Financial Statements.
          “Target Working Capital” means $30,522,000 less an amount equal to any distribution made to the Seller’s shareholders to fund their federal and state income tax obligations on account of the Seller’s net income generated during the fourth calendar quarter of 2007 calculated without regard to any of the transactions contemplated hereby.
          “Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, (c) any liability for the payment of any of the foregoing amounts as a result of being a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor or transferee.
          “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
          “Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.
          “Transferred Employees” has the meaning set forth in Section 8.11(a).

          “Transfer Taxes” has the meaning set forth in Section 8.5(c).
          “Working Capital Statement” has the meaning set forth in Section 4.4(a).
ARTICLE 2: PURCHASE AND SALE OF ASSETS
          2.1 Assets to be Transferred. On the Closing Date, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Seller’s right, title and interest in and to all assets, rights and properties of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed used in or held for use in the Business (collectively, the “Purchased Assets”) free and clear of all Liens other than Permitted Liens, excluding the Retained Assets, and including, without limitation, the following:
          (a) all cash and cash equivalents;
          (b) all accounts and notes receivable, including, without limitation, any and all payments received with respect thereto after the Closing Date;
          (c) all inventory, including raw materials, work-in-process and finished goods;
          (d) all prepaid expenses and other current assets, including those set forth on Schedule 2.1(d);
          (e) all personal property, including machinery, equipment, tools, dies, cranes, fixtures, compressors, vehicles, furniture, computers and maintenance parts, including, without limitation, the equipment that is the subject of the J&M Equipment Agreement;
          (f) all Intellectual Property owned, held or used by the Seller, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including, without limitation, damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue, collect damages or otherwise enforce the same for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including, without limitation, the Intellectual Property listed on Schedule 6.17(a) (all of the foregoing described in this Section 2.1(f) collectively, the “Purchased Intellectual Property”);
          (g) Subject to Section 8.4, (i) the Contracts set forth on Schedule 2.1(g), (ii) all purchase and sale orders arising in the Ordinary Course of Business and (iii) all Contracts, purchase orders and sale orders entered into between the date hereof and the Closing Date in compliance with Section 8.2 (collectively, the “Assumed Contracts”);

          (h) all Permits, franchises, certificates of authority, certificates of occupancy, and building, safety, fire and health approvals, or any waiver of any of the foregoing, issued to the Seller by any Governmental Authority to the extent transferable to the Purchaser; and
          (i) except for the corporate minute books, stock records and tax records of the Seller, all business and employment records of the Seller, including, without limitation, all books, records, ledgers, files, documents, but excluding any “personnel file” or “medical records” as such terms are defined in Sec. 31-128a of the Connecticut General Statutes, as amended; warranties for all machinery and equipment included in the Purchased Assets and guarantees from all manufacturers and suppliers relating to any of the Purchased Assets, to the extent transferable; and correspondence, lists (including, without limitation, customer lists, in whatever form or medium), plats, drawings, photographs, creative materials, advertising and promotional materials, studies, reports and other materials (in whatever form or medium), owned or maintained by the Seller.
          2.2 Retained Assets. Notwithstanding anything in this Agreement to the contrary, the Seller shall retain only the assets, rights and properties listed on Schedule 2.2 (collectively, the “Retained Assets”). The Purchaser will in no way be construed to have purchased or acquired (or to be obligated to purchase or to acquire or have any right to purchase or acquire) any interest whatsoever in any of the Retained Assets.
ARTICLE 3: LIABILITIES
          3.1 Assumed Liabilities. On the Closing Date, the Purchaser shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due only those liabilities of the Seller forth below (collectively, the “Assumed Liabilities”):
          (a) (i) all liabilities and obligations of the Seller reflected on the balance sheet dated as of October 31, 2007 (as attached hereto as Exhibit B, the “Balance Sheet”), but only to the extent that such liabilities and obligations constitute trade payables, customer deposits and accrued expenses (other than any accrued Indebtedness of the Seller, Selling Expenses of the Seller, Taxes payable by the Seller, accrued liabilities owed to employees of the Seller except to the extent set forth in Sections 8.11(e)(i) and 8.11(f) and any accrued liabilities owed to any of its Affiliates), (ii) all liabilities and obligations of the Seller incurred since the date of the Balance Sheet arising in the Ordinary Course of Business to the extent that such liabilities and obligations relate to trade payables, customer deposits and accrued expenses (other than any accrued Indebtedness of the Seller, Selling Expenses of the Seller, Taxes payable by the Seller, accrued liabilities owed to employees of the Seller except to the extent set forth in Sections 8.11(e)(i) and 8.11(f) and any accrued liabilities owed to any of its Affiliates), and (iii) any other liability or obligation of the Seller to the extent taken into account in the determination of Net Working Capital;
          (b) all liabilities and obligations of the Seller arising under or related to the Assumed Contracts (including without limitation all remaining obligations of the Seller to provide product to Nikko Materials USA, Inc. (d/b/a Gould Electronics)

pursuant to that certain Machine Interest Purchase Agreement dated as of February 15, 2005 between Nikko Materials USA, Inc. and the Seller); provided, however, that the Purchaser will not assume or be responsible for any such liabilities or obligations to be performed on or prior to the Closing Date (other than to the extent the same constitute trade payables or accrued expenses contemplated by Section 3.1(a)) or that arise from breaches of such Assumed Contracts by the Seller or defaults under such Assumed Contracts by the Seller, all of which liabilities and obligations constitute Retained Liabilities; and
          (c) The obligations of the Seller with respect to the Transferred Employees contemplated to be discharged by the Purchaser in Sections 8.11(e)(i) and 8.11(f).
          3.2 Retained Liabilities. The Assumed Liabilities will not include, and the Purchaser will not assume, any liability or obligation of the Seller unless such liability or obligation is specifically identified in Section 3.1, and without in any way limiting the generality of the foregoing the Assumed Liabilities will not include the liabilities listed on Schedule 3.2 (collectively, the “Retained Liabilities”). The Retained Liabilities will be retained by and remain the obligations of the Seller.
ARTICLE 4: PURCHASE PRICE
          4.1 Purchase Price. In full consideration for the Purchased Assets, the Purchaser shall (a) pay or cause to be paid to the Seller an amount in cash equal to $84,300,000 (the “Gross Purchase Price”), as adjusted in accordance with this Article 4 and Section 8.5(b) below and (b) assume the Assumed Liabilities (collectively, the “Purchase Price”).
          4.2 Closing Payments. On the Closing Date and subject to final adjustment in accordance with this Article 4, the Purchaser shall (a) pay or cause to be paid to the Seller the Gross Purchase Price plus any positive Estimated NWC Adjustment plus any Inventory Excess less any negative Estimated NWC Adjustment less any Inventory Shortfall (subject to further adjustment as provided in Section 4.4 and Section 8.5(b), the “Closing Purchase Price”) less the Escrow Amount and (b) assume the Assumed Liabilities. On the Closing Date, the Purchaser shall pay, or cause to be paid, the Escrow Amount into an escrow account pursuant to the terms of the Escrow Agreement.
          4.3 Estimated Closing Date Adjustments.
          (a) On or about December 31, 2007 the parties shall mutually conduct a physical inventory of all of the Seller’s inventory as it exists as of such date. The results of such physical inventory shall be rolled forward from such date to the Closing Date to account for inventory acquired, created, consumed and sold by the Seller during such period in the manner identified on Schedule 4.3(a).
          (b) On the Closing Date the Seller shall in good faith prepare and deliver to the Purchaser a statement (the “Estimated NWC Statement”) setting forth an estimated calculation of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Estimated NWC”) and of the amount obtained by subtracting the Estimated NWC minus the Target Working Capital (the “Estimated NWC Adjustment”). The Estimated NWC Statement must be prepared in accordance with the “Agreed Accounting Principles,” which will consist of the Seller Basis of Accounting and the principles set forth on Schedule 4.3(b); provided that to the extent that the Seller Basis of Accounting and the principles set forth on Schedule 4.3(b) conflict, the principles set forth on Schedule 4.3(b) will control. If the Estimated NWC Adjustment is a negative number, the Gross Purchase Price will be reduced by the amount of the Estimated NWC Adjustment, subject to further adjustment as provided in Sections 4.3(c), 4.4 and 8.5(b). If the Estimated NWC Adjustment is a positive number, the Gross Purchase Price will be increased by the amount of the Estimated NWC Adjustment, subject to further adjustment as provided in Sections 4.3(c), 4.4 and 8.5(b).
          (c) On the Closing Date the Seller and the Purchaser shall mutually agree on a good faith estimate of the Fair Market Value of the Precious Metal in the Seller’s inventory as of the close of business on the day prior to the Closing Date (the “Estimated FMV Precious Metal Inventory”). If the Estimated FMV Precious Metal Inventory is less than the Book Value Precious Metal Inventory, as identified on the Estimated NWC Statement, the Gross Purchase Price will be reduced by the amount of such shortfall (the “Inventory Shortfall”), subject to further adjustment as provided in Sections 4.4 and 8.5(b). If the Estimated FMV Precious Metal Inventory is greater than the Book Value Precious Metal Inventory, as identified on the Estimated NWC Statement, the Gross Purchase Price will be increased by the amount of such excess (the “Inventory Excess”), subject to further adjustment as provided in Sections 4.4 and 8.5(b).
          4.4 Definitive Purchase Price Adjustments.
          (a) Within 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a working capital statement (the “Working Capital Statement”), setting forth (i) the calculation of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Working Capital”) and (ii) the Fair Market Value of the Seller’s Precious Metal inventory as of the Closing (“Closing FMV Precious Metal Inventory”). The Working Capital Statement must be prepared in accordance with the Agreed Accounting Principles.
          (b) Within 30 days following receipt by the Seller of the Working Capital Statement, the Seller shall deliver written notice (an “Objection Notice”) to the Purchaser of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Working Capital Statement that the Seller disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by the Seller. If the Seller does not deliver an Objection Notice with respect to the Working Capital Statement within such 30 day period, such statement will be final, conclusive and binding on the parties. In the event that the Seller delivers a timely Objection Notice, the Purchaser and the Seller shall negotiate in good faith to resolve such dispute. If the Purchaser and the Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Seller delivers an Objection Notice, then the Purchaser and the Seller, jointly, shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within 15 days after the Arbitration Firm’s engagement), the Seller shall submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to the Purchaser), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following the Seller’s submission of such unresolved elements), the Purchaser shall submit its response to the Arbitration Firm (with a copy to the Seller) supported by any documents and arguments upon which it relies. The Purchaser and the Seller shall request that the Arbitration Firm render its determination within 15 days following its receipt of the Purchaser’s response. The scope of the disputes to be resolved by the Arbitration Firm is limited to the unresolved items in the Objection Notice. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties. The Purchaser and the Seller shall share equally the fees and expenses of the Arbitration Firm.
          (c) For purposes of complying with the terms set forth in this Section 4.4, each party shall cooperate with and make available to the other party and its representatives all relevant information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.
          (d) If the Final Purchase Price (as finally determined pursuant to Section 4.4(b)) is less than the Closing Purchase Price, then the Seller shall pay to the Purchaser by means of a wire transfer of immediately available funds to an account designated in writing by the Purchaser an amount in cash equal to such shortfall. Such payment must be made within five business days of the date on which Final Purchase Price is finally determined pursuant to Section 4.4(b).
          (e) If the Final Purchase Price (as finally determined pursuant to Section 4.4(b)) is greater than the Closing Purchase Price, then the Purchaser shall pay to the Seller by means of a wire transfer of immediately available funds to an account designated in writing by the Seller an amount in cash equal to such excess. Such payment must be made within five business days of the date on which Final Purchase Price is finally determined pursuant to Section 4.4(b).
          4.5 Allocation of Purchase Price. The Purchase Price (including the Assumed Liabilities included in the amount realized for federal income tax purposes) will be allocated among the Purchased Assets in accordance with their fair market values as determined using the methodology set forth on Schedule 4.5 attached hereto, which the parties agree complies with Section 1060 of the Code. Each of the parties hereto shall report the purchase and sale of the Purchased Assets and the Assumed Liabilities in accordance with the fair market values determined pursuant to Schedule 4.5 for all income Tax purposes. The Purchaser and the Seller shall each adopt and utilize the fair market values determined pursuant to Schedule 4.5 for purposes of filing IRS Form 8594 and all other Returns filed by each of them (unless otherwise required by Law), and neither of them will voluntarily take any position inconsistent therewith upon examination of any such Return, in any Proceeding or otherwise with respect to such

Returns. The Purchaser and the Seller each agree to provide the other promptly with any other information required to complete Form 8594. Schedule 4.5 shall be amended in accordance with applicable Law as the parties jointly agree in writing.
ARTICLE 5: CLOSING
          5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio not later than the fifth business day after which the last of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that are to be satisfied at the Closing) or on such other date or at such other location that the Purchaser and the Seller agree to in writing (the “Closing Date”).
          5.2 Deliveries by the Seller. On the Closing Date, the Seller shall deliver to the Purchaser the following items:
          (a) the Escrow Agreement, duly executed by the Seller;
          (b) the Bill of Sale, in substantially the form attached hereto as Exhibit C, duly executed by the Seller;
          (c) an assumption agreement, in substantially the form attached hereto as Exhibit D (the “Assumption Agreement”), duly executed by the Seller;
          (d) a non-competition agreement, in substantially the form attached hereto as Exhibit E (the “Non-Competition Agreement”), duly executed by the shareholders of the Seller;
          (e) possession of the Purchased Assets;
          (f) a reasonably current certificate of legal existence of the Seller issued by the Secretary of State of its state of incorporation;
          (g) copies of resolutions of the board of directors and shareholders of the Seller approving the execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is to be a party, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of the Seller;
          (h) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Purchaser to extinguish all Liens on the Purchased Assets, in each case other than the Permitted Liens;
          (i) a certificate in form and substance satisfactory to the Purchaser executed by the Seller certifying that it is not a “foreign person” as defined in Section 1445 of the Code;
          (j) all consents, assignments and approvals from, and all necessary filings with and notices to, any Person set forth on Schedule 5.2(j), in each case in a form reasonably satisfactory to the Purchaser;

          (k) assignments transferring to the Purchaser the Purchased Intellectual Property, in substantially the forms attached hereto as Exhibit F (Trademark Assignment), Exhibit G (Domain Name Assignment) and Exhibit H (Patent Assignment);
          (l) leases for the Windsor Property and the Bloomfield Property that are structured at market rates, in a form mutually acceptable to the Purchaser and the lessors (collectively, the “Leases”), duly executed by J & M Real Estate Leasing, LLC (in the case of the Windsor Property) and JMS Newberry, LLC (in the case of the Bloomfield Property);
          (m) employment agreements by and between the Purchaser and each of Robert Newton and Jeffrey Bouchard (the “Key Employees”), in substantially the form attached hereto as Exhibit I (the “Employment Agreements”), duly executed by each of the Key Employees;
          (n) a guaranty, in substantially the form attached hereto as Exhibit J, by each of the shareholders of the Seller agreeing to guaranty the Seller’s indemnity obligations contained in this Agreement;
          (o) certificates of title to all motor and other titled vehicles included in the Purchased Assets, duly endorsed for transfer to the Purchaser as of the Closing Date;
          (p) the certificates required by Sections 9.2(a) and 9.2(b);
          (q) evidence satisfactory to the Purchaser that the Seller has waived all of its rights to enforce the noncompetition provisions contained in the following agreements: (i) Amended and Restated Incentive Unit Agreement with Robert Newton, (ii) Amended and Restated Incentive Unit Agreement with Jeffrey Bouchard, and (iii) Confidentiality, Noncompete and Nondisclosure Agreements signed by each of the Transferred Employees; and
          (r) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.
          5.3 Deliveries by the Purchaser. On the Closing Date, the Purchaser shall deliver to the Seller the following items:
          (a) the Closing Purchase Price;
          (b) the Escrow Agreement, duly executed by the Purchaser (or its Affiliate) and the Escrow Agent, with the Escrow Amount paid to the Escrow Agent;
          (c) the Bill of Sale, duly executed by the Purchaser (or its Affiliate);
          (d) the Assumption Agreement, duly executed by the Purchaser (or its Affiliate);

          (e) the Non-Competition Agreement, duly executed by the Purchaser (or its Affiliate);
          (f) the Leases, duly executed by the Purchaser (or its Affiliate);
          (g) the Employment Agreements, duly executed by the Purchaser (or its Affiliate);
          (h) the certificates required by Sections 9.3(a) and 9.3(b); and
          (i) such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated hereby.
ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE SELLER
          The Seller represents and warrants to the Purchaser as follows:
          6.1 Existence and Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth on Schedule 6.1, which are the only jurisdictions in which the Seller is required to be so qualified. The Seller has delivered to the Purchaser true, correct and complete copies of its organizational documents, each as currently in effect and reflecting any and all amendments thereto through the Closing Date. Such organizational documents are in full force and effect and the Seller is not in violation of any provision thereof.
          6.2 Power. The Seller has the requisite power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted. The Seller has the requisite power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements. No further action on the part of the Seller is or will be required in order for the Seller to have the requisite corporate power and authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
          6.3 Enforceability. The Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary board of director and shareholder action on the part of the Seller, and constitute the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with their terms.
          6.4 No Conflict. Except as set forth on Schedule 6.4, neither the Seller’s execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with the Seller’s organizational documents or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which the Seller is a party or by which any of the Purchased Assets are bound, or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the Purchased Assets.
          6.5 Consents. Except as set forth on Schedule 6.5, no consent, approval or authorization of, or any notice to, any Person is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation by the Seller of the transactions contemplated hereby or thereby.
          6.6 Real Property.
          (a) The Seller does not own any real property.
          (b) The Leased Real Property constitutes all Real Property used or occupied for the operation of the Business. The Seller has a valid and enforceable leasehold interest in all of the Leased Real Property. No portion of the Leased Real Property is leased or subleased to any third party, and no third party is in possession of any of the Leased Real Property. The Seller has provided the Purchaser with accurate, correct and complete copies of all written leases and other agreements relating to the Leased Real Property, including all amendments related thereto, and through the notes to the Financial Statements summaries of the material terms of all un-written arrangements with respect to the Leased Real Property. The Seller is in peaceable possession of the Leased Real Property.
          (c) None of the Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to the Business of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as currently conducted. Except as set forth on Schedule 6.6(c), the Leased Real Property is in good condition and repair (subject to normal wear and tear) and is sufficient for the operation of the Business as it is currently conducted. Except as set forth on Schedule 6.6(c), all of the Leased Real Property has been maintained and repaired consistent with past practice in a manner that is appropriate for the continued operation of the Business. The Seller has not contracted for any material to be furnished or labor to be performed in connection with any improvements located on the Leased Real Property for which (i) such work has not been completed, (ii) such material has not been furnished or (iii) payment has not been made.
          (d) Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received and, to the Knowledge of the Seller, no such condemnation, requisition or taking of the Leased Real Property is threatened. There are no public improvements pending or, to the Knowledge of the Seller, threatened that may result in special assessments against or otherwise affecting the Leased Real Property. Each building or other facility located at the Leased Real Property currently is served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such building or facility in accordance with its current use, and none of the utility companies serving any such building or facility has threatened the Seller with any reduction in service. All of said utilities are installed and operating and all installation and connection charges have been paid for in full.
          (e) The Leased Real Property is in material compliance with, and all buildings, structures, other improvements and fixtures on such Leased Real Property and the operations of the Business in or about any Leased Real Property therein conducted, conform in all material respects to all applicable health, fire, safety, zoning and building Laws and all applicable covenants, conditions and restrictions. The Leased Real Property includes all rights to any off-site facilities necessary to ensure compliance with all applicable Laws. The zoning of each parcel of Leased Real Property permits the existing improvements and the continued operation of the Business by the Purchaser at such sites following the Closing in the manner operated by the Seller prior to the Closing. The Seller has all easements and rights necessary or appropriate to conduct the Business at the Leased Real Property.
          6.7 Personal Property. The Seller and J&M Equipment have entered into the J&M Equipment Agreement pursuant to which J&M will immediately prior to the Closing convey to the Seller the equipment listed on Schedule 6.7. The Seller has (or will have immediately prior to the Closing, in the case of the equipment listed on Schedule 6.7) good and marketable title to, or valid and enforceable leasehold or license interests in, all of the Purchased Assets, in each case free and clear of all Liens other than Permitted Liens. The tangible Purchased Assets other than inventory are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the Business as it is currently conducted. All of the tangible Purchased Assets other than inventory have been maintained, repaired and replaced consistent with past practice in a manner that is appropriate for the continued operation of the Business.
          6.8 Necessary Property. The Purchased Assets, when transferred to the Purchaser, and the Leased Real Property, when leased to the Purchaser, will be adequate and sufficient to permit the Purchaser to conduct the Business as conducted by the Seller prior to the Closing Date. The Seller is the only entity through which the Business is conducted, and the Seller does not own, lease or use any assets in the conduct of the Business other than the Leased Real Property, the Purchased Assets and the Retained Assets. No Affiliate of the Seller owns or uses any assets used or useful in the Business, other than the Leased Real Property and the machinery and equipment that is the subject of the J&M Equipment Agreement.
          6.9 Litigation. There is no instance in which the Seller, in connection with the operation of the Business or the Purchased Assets, is (a) subject to any unsatisfied Order or (b) a party, or, to the Knowledge of the Seller, is threatened to be made a party, to any Proceeding. There are no Proceedings pending or, to the Knowledge of the Seller, threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.
          6.10 Compliance with Laws and Orders. The Seller is now, and, to the Knowledge of the Seller, has been during the preceding five years, in material compliance with all Laws and Orders applicable to the Purchased Assets and the Business. The Seller does not have Knowledge of any proposed Law or Order that would be applicable to the Purchased Assets or the Business and that would have a Material Adverse Effect.
          6.11 Conduct of Business. Since December 31, 2006, the Seller has conducted the Business in the Ordinary Course of Business (apart from entry into this Agreement and discussions with Brush and its Affiliates, including the Purchaser, leading thereto), and there has not been any material adverse change in the operation of the Business or the performance or financial condition of the Seller. Without limiting the generality of the foregoing, except for entry into this Agreement and as set forth on Schedule 6.11, since December 31, 2006, the Seller has not:
          (a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;
          (b) mortgaged, pledged or subjected to any Lien any of the Purchased Assets, except Permitted Liens;
          (c) sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or Affiliates) any Purchased Assets except in the Ordinary Course of Business, or canceled any material debts or claims;
          (d) waived any material rights of value;
          (e) taken any other action or entered into any other transaction (including any transactions with employees, shareholders or Affiliates) other than in the Ordinary Course of Business;
          (f) suffered any material theft, damage, destruction or loss of or to any Purchased Assets;
          (g) (i) increased the salary, wages or other compensation rates of any officer, employee, director, partner or consultant of the Seller; or (ii) made or granted any increase in any Employee Benefit Plan, or amended or terminated any existing Employee Benefit Plan, or adopted any new Employee Benefit Plan or made any commitment or incurred any liability to any labor organization;
          (h) authorized or made any capital expenditures or commitments therefor in excess of $25,000 individually;
          (i) made any change in its accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;
          (j) made any material write-off or write-down of or made any determination to write-off or write-down any of its assets and properties;

          (k) made any change in its general pricing practices or policies, other than pricing changes expressly contemplated by Contracts listed on Schedule 6.15, or any change in its credit or allowance practices or policies;
          (l) engaged in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of the products offered by the Seller following the Closing, including sales of products on terms or at prices or quantities outside the Ordinary Course of Business;
          (m) entered into any amendment, modification, termination (partial or complete, but excluding termination or expiration in accordance with its terms) or granted any waiver under or given any consent with respect to any agreement that is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the Schedules to this Agreement, excluding any of the same expressly identified in the Schedules to this Agreement;
          (n) licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Intellectual Property owned by or licensed to the Seller;
          (o) commenced or terminated any line of business; or
          (p) agreed to do any of the foregoing.
          6.12 Labor Matters.
          (a) (i) The Seller is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement, or other similar type of contract, (ii) the Seller has not agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the Seller’s employees and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any of the Seller’s employees. The Seller has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years.
          (b) Schedule 6.12(b) sets forth a list of all employees of the Seller, the rate of all regular and special compensation (other than pursuant to Employee Benefit Plans) payable to each such person in any and all capacities, and any regular or special compensation (other than pursuant to Employee Benefit Plans) that will be payable to each such person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. Except as set forth on Schedule 6.12(b), the Seller does not employ any employee who cannot be dismissed immediately without notice and without further liability to the Seller, subject to applicable Laws relating to employment discrimination. Except as set forth on Schedule 6.12(b), the Seller does not have any Knowledge that any of its employees are unwilling to accept employment with the Purchaser. Assuming compliance by the Purchaser with Section 8.11(a), there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act with respect to the Seller.
          6.13 Employee Benefit Plans.
          (a) Schedule 6.13 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, but only to the extent the Seller has any remaining obligations thereunder) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Seller (or any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (ii) that together with the Seller is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which the Seller (or the Controlled Group) has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as “Employee Benefit Plan” or “Employee Benefit Plans,” respectively). The Seller does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Benefit Plans.
          (b) True and complete copies of the following materials have been delivered to the Purchaser: (i) all current plan documents for each Employee Benefit Plan or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Benefit Plan, and (v) any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by the Purchaser.
          (c) Each Employee Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. The Seller has made all contributions and payments due under each Employee Benefit Plan and there is no funding deficiency thereunder. There have been no prohibited transactions or material breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Seller.
          (d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
          (e) Except as set forth on Schedule 6.13(e), the Seller currently does not have and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
          (f) With respect to each group health plan benefiting any current or former employee of the Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, the Seller and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
          (g) Schedule 6.13(g) sets forth all bonuses paid or payable to employees, agents and consultants of and to the Seller as a result of the transactions contemplated by this Agreement.
          (h) Except as set forth on Schedule 6.13(h), the Seller is not a party to any contract under which any person may receive payments characterized as “excess parachute payments” within the meaning of Section 280G of the Code.
          6.14 Environmental. Except as set forth on Schedule 6.14 or as identified as a result of any of the Phase II environmental sampling contemplated by Section 8.1:
          (a) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose, whether active or abandoned, at the Leased Real Property.
          (b) To the Knowledge of the Seller, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Leased Real Property. The Seller does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.
          (c) The Seller is presently and, to the Knowledge of the Seller, for the past five years has been in material compliance with all Environmental Laws applicable to the Leased Real Property and the Business, and the Seller has not received notice from any Governmental Authority (other than as may have previously been resolved in full), and has no Knowledge, of any Environmental Conditions at the Leased Real Property that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of the Seller of any kind pursuant to any Environmental Law.

          (d) The Seller has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Materials at or upon the Leased Real Property, except in material compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release by the Seller of any Hazardous Material at or in the vicinity of the Leased Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Seller pursuant to any Environmental Law.
          (e) The Seller has not (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Condition or relating to obligations under any Environmental Law; (ii) received notice under the citizen suit provisions of any Environmental Law in connection with the Leased Real Property; (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition at the Leased Real Property; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Leased Real Property.
          (f) There currently are effective all Permits required under any Environmental Law that are necessary for the Seller’s activities and operations at the Leased Real Property, for any past or ongoing alterations or improvements thereon and for the Seller’s business operations, and any applications for renewal of such Permits have been submitted on a timely basis.
          (g) To the Knowledge of the Seller, the Business will not require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law.
          (h) The Seller has provided to the Purchaser copies of all documents, records, and information in its possession or control concerning Environmental Conditions, compliance with or potential liability under Environmental Laws or exposure of any Person to any Hazardous Material in connection with the Seller’s business operations, including, without limitation, previously conducted environmental compliance audits, underground storage tank closures, environmental site assessments, asbestos surveys and documents regarding any Release of Hazardous Materials at, upon, under or from the Leased Real Property, spill control plans, and environmental agency reports and correspondence.
          6.15 Contracts. Schedule 6.15 sets forth all contracts, agreements, leases, licenses, instruments, guarantees, bids, orders and proposals to which the Seller is a party or by which any of the Purchased Assets are bound, other than purchase and sale orders entered into in the Ordinary Course of Business (each, a “Contract” and collectively, the “Contracts”). The Seller has provided to the Purchaser true, correct and complete copies of each Contract, as amended to date. Each Contract listed on Schedule 6.15 (or required to be listed on Schedule 6.15) is a valid, binding and enforceable obligation of the Seller, enforceable against the Seller in accordance with its terms. With respect to the Contracts listed on Schedule 6.15 (or required to be listed on Schedule 6.15): (a) neither the Seller, nor, to the Knowledge of the Seller, any other party thereto, is in default under or in violation of any Contract; (b) no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Seller has not released any of its rights under any Contract.
          6.16 Permits. Schedule 6.16 sets forth a complete and accurate list of all Permits relating to the Purchased Assets held by the Seller and used in the conduct of the Business. The Seller is in material compliance with the terms of such Permits and there is no pending or, to the knowledge of the Seller, threatened termination, expiration or revocation thereof, it being understood that the Seller will cause all of such Permits to be terminated following the Closing to the extent the same are not transferable to the Purchaser. Except for the Permits set forth and described in Schedule 6.16, there are no Permits, whether written or oral, necessary or required for the conduct of the Business or for the ownership or use of any of the Purchased Assets.
          6.17 Intellectual Property.
          (a) Schedule 6.17(a) sets forth an accurate and complete list, including the owner, application or registration number and date, and jurisdiction, as applicable, of all of the following Purchased Intellectual Property: (i) patents and applications therefor, (ii) registered trademarks and applications therefor, (iii) Internet domain names and (iv) proprietary software, computer systems and databases that are material to the Business. The Seller does not own any invention disclosures or registered copyrights. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Purchased Intellectual Property have been paid in full through Closing in a timely manner to the proper Governmental Authority, and except as set forth on Schedule 6.17(a), no such fees are due within the one year period following Closing. All actions required to record each owner throughout the entire chain of title of all of the Purchased Intellectual Property required to be listed on Schedule 6.17(a) with each applicable Governmental Authority up through the Closing have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.
          (b) Except as set forth on Schedule 6.17(b) and with respect to licenses of generally available computer software (i) the Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Intellectual Property and the entire right, title and interest of such Purchased Intellectual Property required to be listed on Schedule 6.17(a) is recorded with the applicable Governmental Authority solely in the name of the Seller, and (ii) except pursuant to a Contract listed on Schedule 6.15, the Seller has not granted to any Person any rights to utilize any Purchased Intellectual Property or sell any products or services that utilize or incorporate, or that were developed utilizing or incorporating, any Purchased Intellectual Property.
          (c) There is no notice or pending or threatened claim against the Seller (and there has not been any such notice or claim) asserting (i) that any of the Purchased Intellectual Property misappropriates, violates or otherwise conflicts with the Intellectual Property of any third party, (ii) that any of the Purchased Intellectual Property is invalid or unenforceable, (iii) that the present or past conduct of the Business infringes or otherwise violates any Intellectual Property of any other Person, (iv) that any Person has any rights to utilize any of the Purchased Intellectual Property or sell any products or devices that utilize or incorporate, or that were developed utilizing or incorporating, any Purchased Intellectual Property, or (v) that could, if adversely determined against the Seller, adversely affect the Purchaser’s ability to utilize any of the Purchased Intellectual Property. To the Knowledge of the Seller, no basis for any such notice or claim exists.
          (d) The operation of the Business does not infringe or otherwise violate, and has not infringed or otherwise violated, the Intellectual Property of any other Person. The Seller has not given any notice to any third party asserting infringement, misappropriation, conflict with, or other violation by such third parties of any of the Purchased Intellectual Property. To the Knowledge of the Seller, none of the Purchased Intellectual Property is being infringed by any Person. Subject to the license agreements identified on Schedule 6.17(b) or pertaining to generally available computer software, no obligation exists that would impede or prevent the Seller from selling, assigning, transferring, conveying and delivering to the Purchaser the entire right, title and interest of the Seller in and to the Purchased Intellectual Property. The Seller is not subject to any bars or other restrictions with respect to its rights to practice under any of the Purchased Intellectual Property, and subject to the license agreements identified on Schedule 6.17(b) or pertaining to generally available computer software, no bars or other restrictions on the Seller’s rights to practice under any of the Purchased Intellectual Property will be created by, or will, by reason of any action or inaction of the Seller before or after the Closing Date exist after, the consummation of the transactions contemplated hereby, other than the fact that the Seller will be precluded from practicing under any of the Purchased Intellectual Property by reason of its sale of all right, title and interest of the Seller therein to the Purchaser.
          (e) All Information Systems used by the Seller are owned, controlled and operated by the Seller and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet and Internet service providers).
     6.18 Financial Statements.
          (a) Attached as Schedule 6.18(a) are complete and accurate copies of (i) the unaudited balance sheets of the Seller as of December 31, 2006 and December 31, 2005, and the related unaudited statements of income, cash flow and shareholders’ equity for the years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet of the Seller as of October 31, 2007 and the related unaudited statements of income, cash flow and shareholders’ equity for the ten-month period then ended (collectively the “Interim Financial Statements”).
          (b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, cash flows and shareholders’ equity of the Seller at the dates and for the time periods indicated, and have been prepared by the management of the Seller in accordance with the Seller Basis of Accounting, which is consistent with GAAP except as otherwise noted on Schedule 6.18(b). The Interim Financial Statements present fairly in all material respects the financial position, results of operations, cash flows and shareholders’ equity of the Seller at the date and for the period indicated and have been prepared in accordance with the Seller Basis of

Accounting. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Seller. To the extent required by the Seller Basis of Accounting, all liabilities of the Seller (including, without limitation, those relating to employment and environmental matters) have been properly reserved for on the Financial Statements and Interim Financial Statements.
          (c) The Seller does not have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted), except (i) liabilities reflected in the Balance Sheet, (ii) liabilities that have arisen after the date of the Balance Sheet in the Ordinary Course of Business (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of Law or environmental liability); or (iii) as otherwise set forth in Schedule 6.18(c).
     6.19 Accounts Receivable and Inventory.
          (a) All accounts and notes receivable of the Seller represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Seller. All of the accounts and notes receivable of the Seller are collectible in full in the Ordinary Course of Business. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Seller are pending or, to the Knowledge of the Seller, threatened. All of the accounts and notes receivable of the Seller relate solely to sales of goods or services to customers of the Seller, none of which are Affiliates of the Seller.
          (b) (i) The inventories of the Seller (other than Precious Metals) are of a quality and quantity useable or saleable in amounts not less than their respective book values in the Ordinary Course of Business on or prior to the first anniversary of the Closing Date and (ii) the Precious Metals contained in Seller’s inventory are of a quality and quantity useable and saleable in the Ordinary Course of Business. None of the inventory is held on consignment or otherwise by third parties, except as set forth in Schedule 6.19(b).
     6.20 Taxes.
          (a) The Seller has timely filed all Returns required by applicable Law to be filed by it.
          (b) The Returns are true, correct and complete in all material respects.
          (c) Except as set forth on Schedule 6.20(c), the Seller’s Returns have never been audited by any Taxing Authority.
          (d) All Taxes owed by the Seller (whether or not shown as due and payable on the Returns that have been filed) have been timely paid, or withheld and remitted to the appropriate Taxing Authority. The Seller does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, other than Real Property Taxes payable by the lessors thereof in connection with the Leased Real Property and Personal Property Taxes payable by J&M Equipment with respect to the machinery and equipment that is the subject of the J&M Equipment Agreement.
          (e) The Seller has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.
          (f) There is no Proceeding now pending or, to the knowledge of the Seller, threatened against or with respect to the Seller in respect of any Tax.
          (g) There are no Liens for Taxes upon the Purchased Assets, except Liens for current Taxes not yet due.
          (h) The Seller is not a foreign person within the meaning of Section 1445 of the Code.
          (i) No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Returns that it is or may be subject to taxation by that jurisdiction or Governmental Authority.
          (j) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
     6.21 Customers and Suppliers.
          (a) Schedule 6.21(a) sets forth the six largest customers (based on the dollar amount of revenues) of the Seller for the years ended December 31, 2005 and December 31, 2006 and the ten month period ended October 31, 2007 (the “Material Customers”). (i) None of the Material Customers identified for the year ended December 31, 2006 has reduced materially its business with the Seller from the levels achieved during the year ended December 31, 2006 and the Seller has no reason to believe that such a Material Customer will do so; (ii) since October 31, 2007, no Material Customer identified for the ten month period ended October 31, 2007 has terminated its relationship with the Seller or threatened to do so, (iii) the Seller has no reason to believe that its relationship with any Material Customer will change in a manner materially adverse to the Seller or the Business and (iv) the Seller is not involved in any claim, dispute or controversy with any of its customers other than in the Ordinary Course of Business.
          (b) Schedule 6.21(b) sets forth the six largest suppliers (based on the dollar amount of purchases) of the Seller for the years ended December 31, 2005 and December 31, 2006 and the ten month period ended October 31, 2007 (the “Material Suppliers”). (i) None of the Material Suppliers identified for the year ended December 31, 2006 has reduced materially its sales to the Seller from the levels achieved during the year ended December 31, 2006 other than due to changing demand from the Seller, and the Seller has no reason to believe that a Material Supplier will do so, (ii) since October

31, 2007, no Material Supplier identified for the ten month period ended October 31, 2007 has terminated its relationship with the Seller other than due to changing demand from the Seller or threatened to do so, (iii) the Seller has no reason to believe that its relationship with any Material Supplier will change in a manner materially adverse to the Seller or the Business and (iv) the Seller is not involved in any claim, dispute or controversy with any of its suppliers other than in the Ordinary Course of Business. Schedule 6.21(b) lists all suppliers of significant goods or services (other than electricity, gas, telephone or water) to the Seller with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all suppliers that are the only reasonably available source).
     6.22 Insurance. Schedule 6.22 sets forth a true and complete list of all insurance policies maintained by the Seller, or under which any director or officer of the Seller in his or her capacity as such is or has been a party, an insured or otherwise the beneficiary of coverage. With respect to each such policy: (i) the policy is valid and enforceable and in full force and effect, (ii) the Seller has paid all premiums due and has otherwise performed all of its obligations under such policy, (iii) there is no breach or default by the Seller, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the policy and the execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such breach or default or permit any such termination, modification or acceleration and (iv) no party to the policy has repudiated any provision thereof. The Seller has not received any notice of cancellation or termination or non-renewal with respect to any such policy. The insurance maintained by the Seller is sufficient to comply with all applicable Laws and Contracts to which it is a party or by which it is bound. To the Knowledge of the Seller, no event relating to the Seller has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 6.22. To the Knowledge of the Seller, no insurance carrier providing insurance to the Seller is in receivership, conservatorship, liquidation or similar proceedings. Except for deductible obligations set forth in the Seller’s insurance policies provided to the Purchaser, the Seller does not have any self-insured or co-insurance programs.
     6.23 Product Liability and Warranty.
          (a) Each product manufactured, sold or otherwise delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller does not have any liability (and, to the Knowledge of the Seller, there is no reasonable basis for any present or future Proceeding against the Seller) for replacement or repair of any such products or other damages or other costs in connection therewith, subject only to the reserve for product warranty claims set forth in the Balance Sheet. There have been no product recalls by the Seller. No product manufactured, sold, leased or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service and any warranties expressly set forth in the Contracts listed on Schedule 6.15. Schedule 6.23 sets forth true and complete copies of the standard terms and conditions of sale, lease or service of the Seller (containing applicable guaranty, warranty and indemnity provisions).

          (b) The Seller does not have any liability and, to the knowledge of the Seller, there is no basis for any present or future Proceeding against the Seller giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Seller.
     6.24 Related Party Transactions. Except as set forth in Schedule 6.24, neither the current or former directors, officers or employees of the Seller nor any Affiliate of the Seller, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Seller, or (ii) in any material property, asset or right that is owned or used by the Seller in the conduct of its business, or (b) is or during the last three fiscal years has been a party to any agreement or transaction with the Seller.
     6.25 Brokers. Except as set forth on Schedule 6.25, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller.
ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller as follows:
     7.1 Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York.
     7.2 Power. The Purchaser has the power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.
     7.3 Enforceability. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Purchaser and constitute the valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.
     7.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will (a) violate or conflict with the Purchaser’s certificate of incorporation or bylaws, or any Law or Order to which the Purchaser is subject, or (b) violate, conflict with or result in a breach or termination of, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which the Purchaser is a party or by which it is bound.

     7.5 Consents. No consent, approval or authorization of, or notice to, any Person is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or the Ancillary Agreements.
     7.6 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser, Brush or any Affiliate of them in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser, Brush or any Affiliate of them.
     7.7 Financing. The Purchaser has adequate financing to consummate the transactions contemplated by this Agreement and thereafter discharge the Assumed Liabilities.
     7.8 Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser, threatened that question the validity of, or call into question the ability of the Purchaser to perform, this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.
     7.9 Financial Statements. Attached as Schedule 7.9 are complete and accurate copies of the unaudited balance sheet of the Purchaser as of November 30, 2007 and the related unaudited statement of income for the eleven-month period then ended. Such financial statements present fairly, in all material respects, the financial position and results of operation at the date and for the time period included and have been prepared in accordance with GAAP, except for the absence of notes and customary year end adjustments.
ARTICLE 8: COVENANTS AND AGREEMENTS
     8.1 Access to Information. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 10.1, the Seller shall, after reasonable prior notice, (y) provide the Purchaser and the Purchaser’s counsel, financing sources, accountants, representatives and agents access, during normal business hours, to all personnel, offices, properties, books and records, documents and other information of the Seller as the Purchaser from time to time reasonably requests and (z) provide access to the Leased Real Property to the Purchaser and its contractors to conduct any Phase II environmental sampling. All access to the Leased Real Property (including without limitation to conduct Phase II environmental sampling) and to personnel of the Purchaser shall be arranged through Jerome M. Scharr, the Seller’s Chairman, and shall be carried out in a manner so as not to interfere with the Seller’s business operations. All information obtained by the Purchaser pursuant to this Section 8.1, including without limitation as a result of any environmental sampling, shall be subject to the terms and conditions of the Confidentiality Agreement, and the Purchaser hereby joins in the Confidentiality Agreement and agrees to be bound thereby in the same manner as Brush. In connection with any Phase II environmental sampling, the Purchaser agrees as follows:
          (a) The Purchaser shall provide the Seller with the proposed scope of work for the sampling at least two business days prior to the proposed date for the sampling, and shall not carry out the sampling without the Seller’s prior written approval of the proposed scope of work, such approval not to be unreasonably withheld or delayed.
          (b) If any cuttings and/or waters from such sampling contain any Hazardous Materials, then the Purchaser agrees that it shall be required, at its sole cost and expense, to dispose of such cuttings and/or waters off-site in full compliance with the Environmental Laws, unless the sampling results demonstrate that said cuttings and/or waters are non-hazardous and can be re-deposited on the Leased Real Property in full compliance with the Environmental Laws. With respect to any off-site disposal of cuttings and/or waters, Seller agrees that Purchaser may manifest the same under Seller’s name, generator identification number and signature, if applicable. Seller agrees to defend, indemnify and hold harmless Purchaser, and its Affiliates, officers, directors, employees and agents of any of them from and against any and all Losses arising out of the off-site disposal of cuttings and/or waters removed by Purchaser or its employees, contractors, subcontractors and/or agents during the Phase II investigation.
          (c) Promptly following the completion of such sampling, the Purchaser shall, at its sole cost and expense, return the Leased Real Property to its pre-sampling condition, subject to terms and conditions hereof and subject to reasonable, non-material change resulting from the disturbance caused to the Leased Real Property by such sampling. The terms and provisions of this Section 8.1 shall survive Closing or any earlier termination of this Agreement.
          (d) The Purchaser agrees that, in making any Phase II environmental sampling or environmental inspections of the Premises, the Purchaser and its agents will each carry not less than One Million Dollars ($1,000,000.00) comprehensive general liability insurance with contractual liability endorsement which insures the Purchaser’s indemnity obligations hereunder, and which names the Seller and the lessors of the Leased Real Property as additional insureds thereunder, and will provide the Seller with written evidence of same, will not reveal to any third party not approved by the Seller the results of its inspections or samplings, unless otherwise required by law, and will restore promptly any physical damage caused by the inspections. The Purchaser shall permit the Seller to have a representative present during all inspections or samplings. The Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide the Seller, promptly following the Seller’s request, with a copy of any inspection or sampling report obtained by the Purchaser, and to indemnify, defend, and hold the Seller and the lessors of the leased Real Property harmless from any Losses arising out of a breach of this Section 8.1. Any inspections or samplings shall be at the Purchaser’s expense.
     8.2 Conduct of Business in Normal Course. The Seller covenants and agrees, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 10.1, to use reasonable efforts consistent with good business judgment to preserve its present business organization intact, keep available the services of its present employees, preserve present relationships with Persons having business dealings with the Seller and generally operate the Business in the ordinary and regular course consistent with prior practices (including, without limitation, funding budgeted capital expenditures), maintain its books and records in accordance with good business practice and the

Seller Basis of Accounting, and maintain all Permits necessary for the conduct of the Business as currently conducted. The Seller covenants and agrees that, except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 10.1, the Seller shall not undertake or permit any action that would require disclosure under Schedule 6.11 hereof or result in a breach of the representations and warranties contained in Section 6.11. Nothing in this Section 8.2 will prohibit the Seller from distributing cash to its shareholders to fund their federal and state income tax obligations on account of the Seller’s net income generated during the fourth calendar quarter of 2007. The Seller covenants and agrees, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 10.1, that it will not, without the prior consent of the Purchaser, (i) enter into any Contracts that involve payments of $50,000 or more (other than purchase and sale orders in the Ordinary Course of Business) or (ii) enter into any purchase and sale orders that involve payments of $50,000 or more that require consent to assign them to the Purchaser.
     8.3 Notification of Certain Matters. The Seller, on the one hand, and the Purchaser, on the other hand, agree to give prompt notice to the other of (a) the occurrence, or failure to occur, of any event that occurrence or failure to occur would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date, and (b) any failure on its part to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.
     8.4 Assignments and Consents; Nonassignable Contracts.
          (a) The Seller shall use commercially reasonable efforts after the date hereof to obtain all necessary assignments, consents, novations, approvals, authorizations, requirements (including, without limitation, filing and registration requirements), transfers, waivers and agreements (“Consents”) from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Purchased Assets and to make effective the transactions contemplated by this Agreement.
          (b) The Seller shall use commercially reasonable efforts after the Closing Date to obtain all necessary Consents from any Persons necessary to permit the full and complete sale, conveyance, assignment, sublease or transfer of the Purchased Assets and to make effective the transactions contemplated by this Agreement as may be required that are not obtained prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any of the Ancillary Agreements will constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Assets if any attempted sale, conveyance, assignment, sublease or transfer of such assets, without the Consent of another Person to such transfer, would constitute a breach by the Seller or the Purchaser with respect to such Purchased Asset. In the event that any required Consent is not obtained on or prior to the Closing Date, (i) the Seller shall (A) provide to the Purchaser the benefits of the applicable Contract, (B) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (C) enforce at the request of the Purchaser and for the account of the Purchaser any rights of the Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Purchaser), and (ii) the Purchaser shall perform or otherwise hold the Seller harmless from all obligations of the Seller under the applicable Contract arising following the Closing Date.
          (c) The Purchaser shall, following the execution of this Agreement and continuing after the Closing to the extent necessary, provide all information as to the Purchaser as the Seller may reasonably request in connection with obtaining the Consents and otherwise cooperate with the Seller in facilitating the obtaining of the Consents.
     8.5 Tax Matters.
          (a) Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any other Proceedings relating to Taxes, the Purchaser and the Seller shall cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Seller shall provide, within 10 days of the Purchaser’s request therefor, any information required to be reported by the Purchaser under Section 6043A of the Code.
          (b) Proration of Certain Taxes. Real Property Taxes with respect to the Leased Real Property and all Personal Property Taxes with respect to the Purchased Assets will be prorated as of the Closing Date with (a) the Seller being liable for such Taxes relating to any time period or periods ending prior to the Closing Date and (b) the Purchaser being liable for such Taxes relating to any time period or periods beginning on the Closing Date. Proration of Real Property Taxes and Personal Property Taxes will be made on the basis of the most recent officially certified Tax valuation and assessment for the Leased Real Property and the Purchased Assets. If such valuation pertains to a Tax period other than that in which the Closing occurs, such apportionment will be recalculated at such time as actual Tax bills for such period are available and the parties will cooperate with each other in all respects in connection with such recalculation and to pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills. The Purchaser shall pay the Seller the amount of such Real Property Taxes and Personal Property Taxes allocable to the Purchaser pursuant to this section and previously paid by the Seller on the Closing Date, to the extent identified on the Closing Date, or within five Business Days after written request therefor by the Seller, to the extent not identified on the Closing Date. The Seller shall pay the Purchaser the amount of such Real Property Taxes and Personal Property Taxes allocable to the Seller pursuant to this section on the earlier of (i) five Business Days after written request therefor by the Purchaser and (ii) five Business Days prior to the due date of the respective Taxes. Any payments made pursuant to this Section 8.5(b) shall be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

          (c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) are to be paid one-half by the Purchaser and one-half by the Seller when due, and Returns relating to Transfer Taxes shall be filed by the party responsible for filing such Return under applicable Law. The parties and their Affiliates shall cooperate in connection with the filing of any such Returns including joining in the execution of such Returns.
     8.6 Exclusivity. The Seller shall not authorize or permit any of its directors, officers, consultants or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal or (b) participate in any discussions or negotiations regarding any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of all or substantially all of the business or assets of the Seller, (ii) direct or indirect acquisition or purchase of any equity securities of the Seller, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning any equity securities of the Seller, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller. The Seller shall not enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. In addition to the obligations of the Seller set forth in this Section 8.6, the Seller shall promptly notify the Purchaser of any Acquisition Proposal, the material terms thereof and the identity of the Person making such Acquisition Proposal.
     8.7 HSR. The Purchaser and the Seller shall, as promptly as practicable, but in no event later than fourteen calendar days following the date hereof, submit all filings required by the HSR Act and thereafter provide any supplemental information requested in connection therewith. The Purchaser and the Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Purchaser and the Seller shall request early termination of the applicable waiting period under the HSR Act. The Purchaser and the Seller will promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of any filing under the HSR Act. Each of the parties will (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including, without limitation, information or documents requested under the HSR Act, (b) not (i) extend any waiting period under the HSR Act or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party; and (c) cooperate with the other party and use commercially reasonable efforts to contest and resist any Proceeding, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

     8.8 Further Assurances. From and after the Closing Date, at the request of the other party, the Seller and the Purchaser shall execute and deliver or cause to be executed and delivered to the other party such deeds, bills of sale, assignments or other instruments to the other party in addition to those required by this Agreement, as such party may reasonably request, in order to implement the transactions contemplated by this Agreement.
     8.9 Name Change Filings. The Seller shall, within 10 days following the Closing Date, deliver to the Purchaser evidence of filing with the appropriate Governmental Authority such amendments as are necessary to change its name so that it no longer contains the word “Techni-Met” or such other deceptively similar words. The Seller shall, within 30 days after the Closing Date, take such actions and file such documents as shall be necessary to reflect such name changes in all states in which it is qualified to do business as a foreign corporation, and shall deliver to the Purchaser copies of such documents evidencing such name change filings.
     8.10 Certain Payments.
          (a) If the Seller receives any payment (other than pursuant to Article 4 of this Agreement) relating to any Purchased Asset, including any account receivable included in the Purchased Assets, outstanding on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, the Purchaser. The Seller will promptly endorse and deliver to the Purchaser any cash, checks or other documents received by the Seller on account of any such payment.
          (b) If the Purchaser receives any payment which is or relates to a Retained Asset, including any Tax refund or insurance premium refund, on or after the Closing Date, such payment shall be the property of, and shall be immediately forwarded and remitted to, the Seller. The Purchaser will promptly endorse and deliver to the Seller, to the extent applicable, any cash, checks or other documents received by the Purchaser on account of any such payment.
          (c) The Seller shall advise the Purchaser (promptly after becoming aware thereof) of any counterclaims or set-offs that arise subsequent to the Closing Date of which Seller has Knowledge with respect to any such Purchased Asset, including any account receivable included in the Purchased Assets.
     8.11 Employee and Employee Benefit Plan Matters.
          (a) The Purchaser shall extend offers of employment to the employees of the Seller as of the Closing Date other than Jerome M. Scharr, Michael J. Scharr and Janet S. S. Gochberg. Such offers of employment shall be on such terms as the Purchaser may choose, subject to the requirements of Section 8.11(e) below; provided, however, that nothing in this Agreement shall obligate the Purchaser to employ any such employee for any period of time. The employees of the Seller who accept offers of employment with the Purchaser are referred to in this Agreement as the “Transferred Employees.”
          (b) Except as expressly specified in this Section 8.11, the Seller shall retain all liabilities and assets under, and shall pay all amounts due pursuant to, all of the

Employee Benefit Plans maintained by the Seller or any of its Affiliates, and all wages, salaries, bonuses, commissions and associated Taxes accrued with respect to all of the Seller’s employees as of the Closing. Except as expressly specified in this Section 8.11, the Purchaser shall not assume any of the Employee Benefit Plans maintained by Seller or any of its Affiliates, or any liability or obligation under any plan, contract, payroll practice or other arrangement that the Seller or any of its Affiliates sponsors, contributes to, participates in, or has any liability under prior to the Closing Date, whether or not disclosed under this Agreement or in any Schedule hereto.
          (c) On or before the Closing Date, the Seller shall adopt appropriate resolutions to terminate all of the Seller’s Employee Benefit Plans (other than the Employee Benefit Plans that the Purchaser assumes pursuant to Section 8.11(h)). The Seller will be responsible for making all required contributions to the Seller’s Employee Benefit Plans, and for providing any required notices to its employees regarding the termination of the Seller’s Employee Benefit Plans. The Purchaser will not have any responsibilities with respect to the Seller’s Employee Benefit Plans.
          (d) Following the Closing Date, the Purchaser shall reasonably cooperate with each Transferred Employee to permit the Transferred Employee to rollover the balance of any funds in any Section 401(k) plan maintained by the Seller or its Affiliates on behalf of such Transferred Employee into a Section 401(k) plan maintained by the Purchaser. In particular, a Transferred Employee shall be able to elect to receive a distribution of his or her loan note from the Seller’s Section 401(k) plan and shall be able to elect to roll over the loan note to the Purchaser’s Section 401(k) plan. Both the Purchaser and the Seller shall adopt any amendments to their Section 401(k) plans which are necessary or desirable to permit the in-kind rollover of the loan notes.
          (e) The Purchaser shall provide the Transferred Employees, considered as a group, employee benefits under “employee benefit plans,” as defined in Section 3(3) of ERISA, with a value that is substantially comparable in the aggregate to those benefits provided to the Transferred Employees under the Employee Benefit Plans that are “employee benefit plans,” as defined in Section 3(3) of ERISA, in effect immediately prior to the Closing Date; provided, however, that nothing in this Agreement shall obligate the Purchaser to employ any such employee for any period of time or to continue any term or condition of employment or any employee benefit plan, program or arrangement for any period of time. With respect to the employee benefit plans, policies or arrangements that the Purchaser makes available to the Transferred Employees:
          (i) The Transferred Employees shall receive credit for the service which the Transferred Employees performed for the Seller prior to the Closing Date for purposes of determining their eligibility to participate and vesting (excluding for this purpose, any equity compensation arrangements) under such employee benefit plans, policies or arrangements of the Purchaser. The Transferred Employees shall receive credit for the service which the Transferred Employees performed for the Seller prior to the Closing Date for purposes of determining the accrual of benefits under any vacation pay, severance or service award plan, policy or arrangement of the Purchaser; provided, however, for the year in which the Closing occurs, the number of vacation days and sick days that each Transferred Employee shall be entitled to as an employee of the Purchaser shall be equal to (A) that number of unused vacation days and sick days each that such Transferred Employee was entitled to as of the Closing Date under the Seller’s vacation and sick day benefit plans, policies or arrangements, but only to the extent that such unused vacation days and sick days are set forth on Schedule 8.11(e); and (B) that number of vacation days and sick days to which each Transferred Employee would be entitled under the terms of the plans, policies or arrangements of the Purchaser pro rated based on the number of days from the Closing Date to the end of such year.
          (ii) To the extent applicable with respect to any employee welfare benefit plans (as defined in Section 3(1) of ERISA) that are maintained by the Purchaser, the Transferred Employees (and their eligible dependents): (A) shall be given credit for their service with the Seller for purposes of satisfying any waiting periods and the application of any pre-existing condition limitations, (B) shall not be subject to any waiting period greater than the waiting period applicable to a corresponding employee welfare benefit plan maintained by the Seller, (C) shall not be subject to any requirements as to evidence of insurability at all if they were covered immediately prior to the Closing under a corresponding employee welfare benefit plan maintained by the Seller, and (D) shall be given credit for amounts paid under a corresponding employee welfare benefit plan maintained by the Seller during the applicable period for purposes of applying deductibles, co-payments, out-of-pocket expenses and similar amounts as though such amounts had been paid in accordance with the terms and conditions of the employee welfare benefit plan maintained by the Purchaser.
          (iii) The Purchaser’s employee benefit plans shall contain whatever provisions are reasonably necessary in order to effect the provisions of this Section 8.11(e).
     (f) Effective as of the Closing Date, the Seller shall cease to maintain any Employee Benefit Plan which is a “group health plan” for purposes of Section 4980B of the Code. On and after the Closing Date, the Purchaser will be responsible and liable for providing any required notices under Section 4980B of the Code and for providing “COBRA continuation coverage” (as defined in the regulations issued under Section 4980B of the Code) to all individuals who are “M&A qualified beneficiaries” (as defined in the regulations issued under Section 4980B of the Code) as a result of the transactions contemplated by this Agreement. Therefore, with respect to any Employee Benefit Plan which is a “group health plan,” the Purchaser covenants and agrees that, with respect to all “qualifying events” (as defined in the regulations issued under Section 4980B of the Code, and including those events resulting from the transactions contemplated by this Agreement) that occur prior to or on the Closing Date, the Purchaser shall offer to each of the “M&A qualified beneficiaries” the opportunity to elect “COBRA continuation coverage,” and will provide “COBRA continuation coverage” to “M&A qualified beneficiaries” who are receiving “COBRA continuation coverage” as of the Closing Date or who elect to receive “COBRA continuation coverage” on or after the Closing Date, all at no expense to the Seller.

          (g) The Seller shall be responsible for any severance obligations arising from or in connection with the transactions contemplated by this Agreement.
          (h) The Purchaser shall have the right, but not the obligation, to assume any of the Employee Benefit Plans listed on Schedule 6.13. The Purchaser will notify the Seller not less than fifteen days prior to the Closing if the Purchaser decides to assume any of the Employee Benefit Plans. Such notice shall specify the Employee Benefit Plans that the Purchaser is assuming. Any Employee Benefit Plan that is not assumed pursuant to this Section 8.11(h) shall be terminated by the Seller in accordance with Section 8.11(c). Notwithstanding the foregoing, the Seller shall retain all liabilities and obligations under, and shall pay all amounts due pursuant to, all of the Employee Benefit Plans maintained by the Seller or any of its Affiliates as of the Closing.
          (i) No provision in this Section 8.11 shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Purchaser or any of its Affiliates.
          8.12 Certain Environmental Investigations. Without the prior written consent of the Seller and the applicable lessor, in their sole discretion, the Purchaser shall not conduct any physically invasive environmental testing at the Leased Real Property, other than the Phase II samplings contemplated by, and performed in accordance with, Section 8.1 or to the most limited extent required by (a) the Environmental Laws, (b) the demand of any Governmental Entity or (c) in connection with a Liability Claim on account of a claim by a third Person which the Seller has not elected to defend pursuant to Article 11. Anything in this Agreement to the contrary notwithstanding, the Purchaser shall defend, indemnify and hold the Seller and the lessor of the applicable Leased Real Property harmless from any Losses which any of them may incur solely as a result of any environmental investigation conducted in violation of this Section 8.12.
ARTICLE 9: CLOSING CONDITIONS
          9.1 Conditions to All Parties’ Obligations. The respective obligations of each party hereunder are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
          (a) No Proceedings will have been instituted or threatened to restrain, prohibit or delay any of the transactions contemplated by this Agreement, other than by the party claiming the benefit of this condition or any Affiliate of such party.
          (b) No Law or Order of any kind will have been enacted, entered, promulgated or enforced by any Governmental Authority that would prohibit or delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal and no Proceeding seeking to impose such an Order is pending.

          (c) The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act will have expired or been terminated.
          9.2 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser are subject to the satisfaction, at or before the Closing, of the conditions set out below. The benefits of these conditions are for the Purchaser only and may be waived in writing by the Purchaser at any time in its sole discretion.
          (a) All of the representations and warranties made by the Seller contained in this Agreement that are qualified by materiality are true and correct in all respects and all of the representations and warranties made by the Seller contained in this Agreement that are not so qualified are true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties shall be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively) and the Purchaser has received a certificate attesting thereto duly executed by the Seller.
          (b) The Seller shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed by the Seller at or prior to the Closing and the Purchaser shall have received a certificate attesting thereto executed by the Seller.
          (c) No Material Adverse Effect has occurred or is reasonably likely to occur.
          (d) The Purchaser shall have received written Phase II environmental site assessment reports for the Leased Real Property in final form and the findings in such reports shall be acceptable to the Purchaser in its sole discretion.
          (e) The Purchaser shall have completed its due diligence of the Seller’s business relationship with Roche Diagnostic Operations, Inc. and Roche Diagnostics GmbH and be satisfied in its sole discretion with the results of such due diligence.
          (f) The Purchaser shall have completed a building inspection of the Leased Real Property.
          (g) The Purchaser shall have reviewed the contracts contemplated by item 2 on Schedule 2.1(g) and be reasonably satisfied with such contracts by 5:00 p.m. Eastern time on December 28, 2007.
          (h) The closing deliveries set forth in Section 5.2 will have been delivered to the Purchaser.

          9.3 Conditions to the Seller’s Obligations. The obligations of the Seller are subject to the satisfaction, at or before the Closing, of the conditions set forth below. The benefits of these conditions are for the benefit of the Seller only and may be waived by the Seller in writing at any time in its sole discretion.
          (a) All of the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality are true and correct in all respects and all of the representations and warranties of the Purchaser that are not so qualified are true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the date of this Agreement, in which case such representations and warranties shall be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively), and the Seller has received a certificate attesting thereto duly executed by the Purchaser.
          (b) The Purchaser shall have performed, satisfied and complied in all material respects with all covenants and agreements required by this Agreement to be performed by the Purchaser at or prior to the Closing and the Seller shall have received a certificate attesting thereto duly executed by the Purchaser.
          (c) The closing deliveries set forth in Section 5.3 will have been delivered to the Seller.
ARTICLE 10: TERMINATION
          10.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:
          (a) by mutual consent of the Purchaser, on the one hand, and the Seller on the other hand;
          (b) by either party if the Closing has not occurred by February 29, 2008;
          (c) by the Purchaser or the Seller if a court of competent jurisdiction issues an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (d) by the Purchaser or the Seller, as the case may be, if there has been a material breach by the other of a representation, warranty, covenant or agreement contained herein, which breach is not cured within ten days after the party seeking to terminate has notified the other party of its intention to terminate this Agreement pursuant to this clause, or if any condition that must be met by the other becomes impossible to fulfill; or

          (e) by the Purchaser if it is not satisfied in its sole discretion with the results of the Phase II environmental site assessments for either parcel of Leased Real Property; or
          (f) by the Purchaser if it is not satisfied in its sole discretion with the result of its due diligence of the Seller’s business relationship with F. Hoffmann-La Roche Ltd.
          10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 hereof, written notice thereof must be given by the terminating party to the other party, and this Agreement will terminate and become void and of no further force and effect and there will be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it; provided that such termination will not relieve any party of any liability for breach of this Agreement.
          10.3 Failure to Terminate. If either party elects to consummate the transactions contemplated by this Agreement despite the other party’s express written disclosure delivered at or prior to the Closing which makes specific reference to this Section 10.3 of (a) the failure of any of the conditions to the electing party’s obligations to close to be satisfied or (b) any material breach of this Agreement by the non-electing party which has not been cured, the electing party shall be deemed to have waived any right to assert any claim on account of the condition that has not been satisfied or such material breach.
ARTICLE 11: REMEDIES
          11.1 General Indemnification Obligation.
          (a) From and after the Closing Date, the Seller shall indemnify and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates from and against any and all losses, liabilities, claims, direct damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements, but excluding incidental, consequential or punitive damages (other than any of the same payable to a Person not entitled to indemnification under this Agreement on account of claim giving rise to a Liability Claim, which shall be deemed to be direct damages for these purposes) (collectively “Losses”) based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement (including any Schedule attached hereto) or any Ancillary Agreement (determined in each case without regard to any qualification with respect to materiality, material adverse effect or other similar qualification), (ii) any breach of any covenant or agreement of the Seller contained in this Agreement (including any Schedule attached hereto) or any Ancillary Agreement, (iii) any of the Retained Liabilities and (iv) the Seller’ failure to comply with any bulk transfer Laws, including state tax bulk transfer laws.
          (b) From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and its officers, directors, employees, agents and Affiliates from and against any and all Losses based upon, arising out of or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement (including any Schedule attached hereto) or any Ancillary Agreement, (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement (including any Schedule attached hereto) or any Ancillary Agreement, and (iii) any of the Assumed Liabilities.
          11.2 Notice and Opportunity to Defend.
          (a) Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any direct or third-party claim that it or they has or have under Section 11.1 hereof that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, to the extent that such delay or failure has not actually prejudiced the Indemnifying Party.
          (b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party, which notice may contain a reservation of rights, within 30 days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party does not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are collectively referred to as the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 11.2(b), the Indemnified Party shall defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) any of the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith to the extent the Indemnifying Party is ultimately deemed to be responsible to indemnify in connection with such Liability Claim. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief binding upon the Indemnified Party, or (iii) may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.
          11.3 Survivability; Limitations.
          (a) The representations and warranties of the Seller contained in this Agreement or in any Ancillary Agreement will survive for a period ending on the one year anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 6.13 (Employee Benefit Plans), Section 6.14 (Environmental) and Section 6.20 (Taxes) will be the expiration of the applicable statute of limitations (as the same may be extended), (ii) there will be no Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in the second sentence of Section 6.6(b) (Real Property), the second sentence of Section 6.7 (Personal Property) and Section 6.17(b) (Intellectual Property); and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 11.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Seller and the Purchaser contained in this Agreement will survive after the Closing Date in accordance with their terms.
          (b) The Seller will not have any liability pursuant to Section 11.1(a)(i) (other than for the Excluded Representations, for which the following limitation will not apply) until the aggregate amount of all such Losses sustained by the Purchaser exceeds $500,000, in which case the Seller will be liable for all such Losses solely to the extent that such Losses exceed such amount (the “Deductible”). With respect to any indemnification under Section 11.1(a)(i) (other than the Excluded Representations, for which the following limitation will not apply), no event, claim or item of loss will constitute a “Loss” and indemnification will not be available with respect to such event, claim or item of loss (nor will any such event, claim or item of loss be counted towards the Deductible) unless such event, claim or item of loss, or such event, claim or item of loss together with a series of similar events, claims or items of loss, results in a loss or damages of $10,000 or more, in which case the Purchaser will be entitled to indemnification for the full amount of Losses related to such event, claim or item of loss or series of similar events, claims or items of loss subject to the Deductible and the other limitations set forth herein (and such Losses will be counted towards the Deductible).
          (c) The Seller will have no liability pursuant to Section 11.1(a)(i) in excess of $9,000,000. In no event will the Seller have liability to indemnify under this Article 11 in excess of $65,000,000.
          (d) Any Losses owing from an Indemnifying Party to an Indemnified Party under this Agreement shall be reduced to the extent to which the Indemnifying Party or any Affiliate of it actually receives any proceeds of any insurance policy that are paid with respect to the matter or occurrence that gave rise to such Losses. Each party covenants and agrees that all insurance policies maintained by it shall contain waiver of subrogation provisions with respect to the other party to this Agreement.
          (e) The amount of the Losses for which the Seller shall be liable to indemnify any Indemnified Party shall be reduced to the extent to which the Indemnified Party and/or any Affiliate of it actually receive any proceeds or credits from any vendor or manufacturer of the product or services that gave rise to the matter or occurrence underlying the Liability Claim. Submission to manufacturers and vendors of any claim in connection with their product or services otherwise giving rise to indemnification under Section 11.1(a) shall be a condition precedent to any Indemnified Party’s seeking indemnification under this Agreement.
          (f) The Purchaser will be entitled to reimbursement from the Escrow Amount for any Losses that are indemnifiable by the Seller to any Indemnified Party pursuant to this Article 11, subject to the terms of the Escrow Agreement. Thereafter, subject to the limitations of this Agreement, the Purchaser or any other Indemnified Party may proceed directly against the Seller, subject to the limitations set forth in this Agreement.
          11.4 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate
          11.5 Exclusive Remedy. Following the Closing indemnification pursuant to this Article 11 shall be the exclusive remedy of the parties with respect to any violation or breach of, or default under, this Agreement, except on account of the fraud (whether as defined by applicable statute or the common law) of the other party to this Agreement, and except for actions for equitable relief as contemplated by Section 11.4.
ARTICLE 12: MISCELLANEOUS
          12.1 Press Release and Announcements. No party shall issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereunder without the prior approval of the other party, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser or its Affiliates lists securities, in which event the Purchaser shall submit the proposed disclosure to the Seller for review and comment prior to making the same, and shall in any event only disclose the minimum amount of information concerning this Agreement and the transactions contemplated hereby necessary to satisfy the applicable Law or stock exchange rule.
          12.2 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
          12.3 No Assignment. The rights and obligations of a party hereunder may not be assigned without the prior written consent of the other party hereto. Notwithstanding the previous sentence, (a) the Purchaser may, without the consent of the Seller, assign its rights under this Agreement to any Affiliate of the Purchaser and any such assignment will not release the Purchaser from any of its obligations hereunder, and (b) the Seller may, without the consent of the Purchaser, assign any rights of the Seller under this Agreement or any of the Ancillary Agreements (including without limitation the Escrow Agreement) to its shareholders as part of a liquidating distribution of the Seller’s assets. If the Purchaser assigns its obligations under this Agreement to an Affiliate, the Purchaser shall execute and deliver a guaranty of the Leases. In anticipation of the Purchaser assigning its rights and obligations under this Agreement to WAM Acquisition Corporation, all of the exhibits to this Agreement have been prepared for signature by WAM Acquisition Corporation.
          12.4 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.
          12.5 Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties, including without limitation that certain letter of intent dated as of November 30, 2007 between Brush, the Seller and J&M Equipment, but excluding the Confidentiality Agreement; provided, however, that the Confidentiality Agreement shall terminate without need for further action of any Person upon conclusion of the Closing. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
          12.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.
          12.7 Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.
          12.8 Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer with receipt of confirmation (if confirmed in writing by another means permitted hereby simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:
If to the Seller Prior to the Closing:
Techni-Met, Inc.
300 Lamberton Road
Windsor, Connecticut 06095
Attention: Jerry Scharr
Facsimile No.: (860) 688-0278
If to the Seller Following the Closing:
c/o Mr. Jerome M. Scharr
44 East Newbury Road
Bloomfield, Connecticut 06002
Facsimile No.: (860) 243-8325
with a copy at all times to:
Reid and Riege, P.C.
One Financial Plaza
Hartford, Connecticut 06103
Attention: Mark X. Ryan
Facsimile No.: (860) 240-1002
If to the Purchaser:
Williams Advanced Materials Inc.
c/o Brush Engineered Materials Inc.
17876 St. Clair Avenue
Cleveland, Ohio 44110
Attention: Gregory R. Chemnitz
Facsimile No.: (216) 481-2523

with copies to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Charles W. Hardin, Jr.
Facsimile No.: (216) 579-0212
          Any party hereto may change its address or facsimile number for the purposes of this Section 12.8 by giving notice as provided herein.
          12.9 Governing Law. This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.
          12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WILLIAMS ADVANCED MATERIALS INC.

By:	/s/ Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Secretary
and Treasurer

TECHNI-MET, INC.

By:	/s/ Jerome M. Scharr

Name: Jerome M. Scharr
Title: Chairman